 GLOBALSTAR ANNOUNCES SECOND QUARTER 2024
FINANCIAL RESULTS

Covington, LA, August 8, 2024 -- Globalstar, Inc. (NYSE American: GSAT) today announced its financial results for the second quarter ended June 30, 2024.

"Globalstar reported record revenue during the second quarter, driven primarily by growth in wholesale capacity services and other recent business initiatives. The high-margin nature of this revenue contributed to a 20% increase in Adjusted EBITDA and an increase in cash on hand to $64 million as of June 30, 2024," commented Rebecca Clary, Chief Financial Officer. Clary continued, “Based on the continued momentum across our key growth categories, we are raising the low end of our revenue guidance to $235 million from $225 million and projected Adjusted EBITDA margin to 53% from 50%.”

Dr. Paul E. Jacobs, Chief Executive Officer, said, “This quarter highlighted Globalstar’s ability to enable new capabilities by leveraging our core competencies as an MSS operator, as well as the flexibility of our network to reliably and rapidly support and deploy new technologies and services. We are pleased that our wholesale services are growing in both the government and consumer segments. We are continuing to make good progress through the proof of concept that commenced this year for a government services company. We have been installing and validating XCOM RAN in our customer's Micro Fulfillment Centers, demonstrating XCOM RAN’s ability to uniquely support their mission critical requirements. Additionally, we are in the midst of a government study of use cases for our XCOMP technology. We remain focused on building on our strong customer relationships to create value leveraging the differentiated assets of our LEO network, Band 53 spectrum, and XCOM RAN technology."

SECOND QUARTER FINANCIAL REVIEW

Total Revenue

Total revenue increased 10% to $60.4 million during the second quarter of 2024 compared to the second quarter of 2023, due to an increase in service revenue offset partially by a decrease in revenue generated from subscriber equipment sales.

Service Revenue

Service revenue increased $9.0 million, or 18%, during the second quarter of 2024 from the second quarter of 2023. This increase was due predominantly to revenue generated from wholesale capacity services.

The highlight for our subscriber driven service revenue was continued growth in Commercial IoT. Commercial IoT service revenue reached a record high this quarter, totaling $6.7 million, an increase of 25% from the prior year's quarter, due to both growth in our subscriber base and higher ARPU. Gross subscriber activations have continued to increase over this period, including on a consecutive basis with activations up 20% from the first quarter of 2024 to the second quarter of 2024, which we expect will further contribute to future service revenue for Commercial IoT.

Consistent with prior quarters, service revenue associated with legacy services was lower due to fewer Duplex and SPOT subscribers. The number of SPOT subscribers has been unfavorably impacted by competitive pressure, as well as supply chain disruptions that have now been resolved. We are encouraged by an almost 40% increase in gross SPOT subscriber activations from the first quarter of 2024 to the second quarter of 2024. While this increase may be attributable in part to the seasonality of SPOT subscriber activity, this increase is more than double the activity from the same periods in the prior year. Duplex service revenue declined due to expected attrition in the subscriber base.

Subscriber Equipment Sales

Revenue generated from subscriber equipment sales was down $3.7 million from the prior year's quarter due to the timing of Commercial IoT and SPOT device sales. During 2023, we recovered from inventory shortages that impacted both device categories and experienced higher sales as a result of improved product availability.

(Loss) Income from Operations

Loss from operations was $1.4 million during the second quarter of 2024, compared to income from operations of $2.6 million during the second quarter of 2023. This variance was due primarily to higher operating expenses.

Cost of services increased resulting from higher network operating costs, including gateway maintenance, security, IT and personnel expenses. These costs are necessary to support our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us, and this consideration is recognized as revenue when earned in the subsequent year. We do not expect the operating costs that support existing Phase 1 services to increase meaningfully beyond current levels. Cost of services also increased due to non-cash costs associated with the Support Services Agreement (the “SSA”) we entered into in August 2023 in connection with the XCOM License Agreement.

Stock-based compensation increased from the prior year's second quarter due primarily to restricted stock units granted in connection with the XCOM License Agreement in September 2023. The total fair value of the RSUs was $39.5 million and is being recognized over the derived service period of 2.6 years; nearly 60% of the compensation cost for these RSUs will be recognized during 2024.

Partially offsetting these increases was lower cost of subscriber equipment sales, which was down consistent with the decrease in equipment revenue.

Net Loss (Income)

Net loss was $9.7 million for the second quarter of 2024, compared to net income of less than $0.1 million for the second quarter of 2023. This variance was due primarily to a loss from operations (for the reasons discussed above) as well as unfavorable fluctuations in foreign currency gains and losses due to the remeasurement of intercompany balances.

Adjusted EBITDA

Adjusted EBITDA increased 20% to $32.6 million during the second quarter of 2024 compared to $27.0 million during the prior year's second quarter, due primarily to an increase in high margin service revenue. Adjusted EBITDA is a non-GAAP financial measure. For more information on its usage and presentation, as well as a reconciliation to GAAP net income (loss), refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA”.

YEAR TO DATE FINANCIAL REVIEW

Revenue

Total revenue increased to $116.9 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023, due to an increase in service revenue offset partially by a decrease in revenue generated from subscriber equipment sales.

Service revenue increased $9.5 million, or 9%, for the six months ended June 30, 2024 compared to the same period in 2023. Consistent with the quarterly results discussed above, higher wholesale capacity service revenue was the primary driver of the increase. Higher Commercial IoT subscribers and ARPU also positively impacted this variance, offset by fewer Duplex and SPOT subscribers.

Revenue generated from subscriber equipment sales decreased $6.3 million due primarily to the timing of Commercial IoT sales. Our pipeline for Commercial IoT opportunities remains strong and we expect sales to rebound in the second half of 2024.

(Loss) Income from Operations

Loss from operations was $6.1 million for the six months ended June 30, 2024 compared to income from operations of $9.8 million during the same period in 2023. Higher operating expenses more than offset the increase in revenue for the period.

As discussed above, higher stock-based compensation and cost of services were the primary expense increases during the first six months of 2024. Additionally, a 6% increase in MG&A costs was due primarily to non-cash costs associated with the SSA and certain non-routine items, including professional fees to support increased regulatory efforts and negotiations of new commercial arrangements. Lower cost of subscriber equipment partially offset these increases.

Net Loss

Net loss was $22.9 million for the six months ended June 30, 2024 compared to $3.5 million during the same period in 2023. The higher net loss in 2024 was due to the increase in loss from operations (discussed above) coupled with various noncash items. During the first quarter of 2023, we recognized a nonrecurring, non-cash loss on extinguishment of debt. This favorable fluctuation was offset by unfavorable fluctuations in foreign currency gains and losses due to the remeasurement of intercompany balances.

Liquidity

As of June 30, 2024, we held cash and cash equivalents of $64.3 million, compared to $56.7 million as of December 31, 2023. During the first half of 2024, net cash flows generated from operations of $66.5 million and net cash flows from financing activities of $16.2 million were used to fund capital expenditures of $74.5 million.

Operating cash flows include cash receipts from our customers, primarily from the performance of wholesale capacity services, as well as from subscribers for the purchase of equipment and satellite voice and data services. We use cash in operating activities primarily for network costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network upgrades associated with the Service Agreements, including milestone work under the satellite procurement agreement with MDA and the launch services agreement with SpaceX. Financing activities relate primarily to the 2021 and 2023 Funding Agreements.

Over the next twelve months, our sources of cash are expected to include operating cash flows generated from the business and proceeds under the 2023 Funding Agreement. These sources of cash will be used to pay capital expenditures associated with the new satellites and associated launch costs as well as debt service costs.

FINANCIAL OUTLOOK

We are raising our prior financial outlook for full year 2024 with anticipated results below.

•Total revenue between $235 million and $250 million (an increase from the prior range of $225 million to $250 million)
•Adjusted EBITDA margin of approximately 53% (an increase from the prior margin of 50%)

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Thursday, August 8, 2024. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/whk4vk5x

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BIdfcd476ba38644cabd29808c5afa55b7

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to identify and realize opportunities and to generate the expected revenues and other benefits of the XCOM License Agreement, our ability to integrate the licensed technology into our current line of business, the ability of Dr. Jacobs and other new employees to drive innovation and growth, our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, future increases in our revenue and profitability, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Service revenue	$57,635	$48,648	$111,100	$101,602
Subscriber equipment sales	2,750	6,424	5,765	12,114
Total revenue	60,385	55,072	116,865	113,716
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	18,114	12,246	34,873	24,066
Cost of subscriber equipment sales	2,066	5,662	4,224	9,971
Marketing, general and administrative	10,353	10,122	20,999	19,753
Stock-based compensation	9,164	2,532	18,391	6,292
Reduction in the value of long-lived assets	—	—	305	—
Depreciation, amortization, and accretion	22,110	21,890	44,207	43,823
Total operating expenses	61,807	52,452	122,999	103,905
(Loss) income from operations	(1,422)	2,620	(6,134)	9,811
Other (expense) income:
Loss on extinguishment of debt	—	—	—	(10,403)
Interest income and expense, net of amounts capitalized	(3,644)	(5,070)	(7,429)	(7,102)
Foreign currency (loss) gain	(4,493)	2,038	(8,335)	3,945
Other	58	447	(791)	348
Total other expenses	(8,079)	(2,585)	(16,555)	(13,212)
(Loss) income before income taxes	(9,501)	35	(22,689)	(3,401)
Income tax expense	182	26	190	70
Net (loss) income	$(9,683)	$9	$(22,879)	$(3,471)

Net loss attributable to common shareholders	(12,327)	(2,635)	(28,167)	(8,730)
Net loss per common share:
Basic	$(0.01)	$(0.00)	$(0.01)	$0.00
Diluted	(0.01)	$(0.00)	(0.01)	0.00
Weighted-average shares outstanding:
Basic	1,884,208	1,813,393	1,883,406	1,812,617
Diluted	1,884,208	1,813,393	1,883,406	1,812,617

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$64,334	$56,744
Accounts receivable, net of allowance for credit losses of $1,461 and $2,312, respectively	43,148	48,743
Inventory	13,107	14,582
Prepaid expenses and other current assets	23,421	22,584
Total current assets	144,010	142,653
Property and equipment, net	620,553	624,002
Operating lease right of use assets, net	34,424	34,164
Intangible and other assets, net of accumulated amortization of $13,634 and $12,385, respectively	127,259	123,490
Total assets	$926,246	$924,309
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$34,600	$34,600
Accounts payable and accrued expenses	25,643	28,985
Accrued satellite construction costs	19,866	58,187
Payables to affiliates	522	459
Deferred revenue, net	57,712	53,677
Total current liabilities	138,343	175,908
Long-term debt	358,525	325,700
Operating lease liabilities	28,752	29,244
Other non-current liabilities	17,651	14,478
Total non-current liabilities	404,928	369,422

Stockholders’ equity:
Preferred Stock of $0.0001 par value; 99,700,000 shares authorized and none issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Series A Preferred Convertible Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Voting Common Stock of $0.0001 par value; 2,150,000,000 shares authorized; 1,892,156,225 and 1,881,194,682 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	189	188
Additional paid-in capital	2,461,320	2,438,703
Accumulated other comprehensive income	9,327	5,070
Retained deficit	(2,087,861)	(2,064,982)
Total stockholders’ equity	382,975	378,979
Total liabilities and stockholders’ equity	$926,246	$924,309

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net (loss) income	$(9,683)	$9	$(22,879)	$(3,471)

Interest income and expense, net	3,644	5,070	7,429	7,102
Derivative loss (gain)	26	(299)	979	(299)
Income tax expense	182	26	190	70
Depreciation, amortization, and accretion	22,110	21,890	44,207	43,823
EBITDA	16,279	26,696	29,926	47,225

Non-cash compensation	9,164	2,532	18,391	6,292
Foreign exchange loss (gain) and other	4,410	(2,186)	8,148	(4,304)
Reduction in value of long-lived assets	—	—	305	—
Non-cash expenses associated with License Agreement (2)	2,178	—	3,570	—
Transaction costs	530	—	1,855	—
Loss on extinguishment of debt	—	—	—	10,403
Adjusted EBITDA (1)	$32,561	$27,042	$62,195	$59,616

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were or may be paid in shares of its common stock. Costs also include noncash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Service revenue:
Subscriber services
Duplex	$4,965	$6,359	$9,720	$12,110
SPOT	10,379	11,039	20,622	22,353
Commercial IoT	6,716	5,356	13,153	10,534
Wholesale capacity services	34,700	25,478	66,329	55,889
Engineering and other services	875	416	1,276	716
Total service revenue	57,635	48,648	111,100	101,602

Subscriber equipment sales	2,750	6,424	5,765	12,114

Total revenue	$60,385	$55,072	$116,865	$113,716

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Average subscribers
Duplex	27,893	34,974	28,715	36,047
SPOT	246,182	261,734	248,329	264,162
Commercial IoT	508,518	466,609	506,793	467,059
Other	302	385	306	395
Total	782,895	763,702	784,143	767,663

ARPU (1)
Duplex	$59.33	$60.61	$56.42	$55.99
SPOT	14.05	14.06	13.84	14.10
Commercial IoT	4.40	3.83	4.33	3.76

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.